EXHIBIT 5.1

Gary R. Henrie

Attorney at Law

Licensed in the States of Utah and Nevada

P.O. Box 107	Telephone: 309-313-5092
315 Kimball’s Garden Circle Nauvoo, Illinois 62354	e-mail: grhlaw@hotmail.com

May 10, 2019

Innovation Pharmaceuticals Inc.

100 Cummings Center, Suite 151-B

Beverly, MA 01915

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for Innovation Pharmaceuticals Inc., a Nevada corporation (the “Company”), in connection with the registered offering of (i) up to 500 shares of the Company’s Series B 5% Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”), and (ii) warrants to purchase up to 2,500 shares of the Company’s Preferred Stock (the “Warrants” and together with the Preferred Stock, the “Securities”), to be issued to the Investors (defined below) pursuant to the registration statement on Form S-3 (No. 333‑220419) filed by the Company on September 11, 2017 and declared effective on September 21, 2017 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”), the prospectus supplement dated May 9, 2019 (with the Base Prospectus, the “Prospectus”), and that certain Warrant Restructuring and Additional Issuance Agreement (the “Agreement”) between the Company and the investors party thereto (the “Investors”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Registration Statement, and any amendments thereto (including post-effective amendments), comply with all applicable laws; (vi) all of the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Purchase Agreement, the Registration Statement and any applicable prospectus supplement; (vii) there will not have occurred any change in law affecting the validity or enforceability of such Securities; (viii) at the time of the sale, issuance or delivery of the Securities, the authorization of such Securities by the Company’s Board of Directors or applicable committee thereof will not have been modified or rescinded; (ix) with respect to the Warrants, the Company will have a sufficient number of authorized but unissued shares of the Preferred Stock thereof under its Articles of Incorporation, and will have reserved from such authorized but unissued and unreserved shares of Preferred Stock, sufficient shares of Preferred Stock for the issuance thereof; (x) with respect to the Preferred Stock, the Company will have a sufficient number of authorized but unissued shares of its Class A common stock thereof under its Articles of Incorporation, and will have reserved from such authorized but unissued and unreserved shares of Class A common stock, sufficient shares of Class A common stock for the issuance thereof; (xi) the certificates representing the Securities will be duly authorized, executed and delivered; and (xii) the Securities will be properly authenticated by the manual signature of an authorized representative of the transfer agent.

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Based upon the foregoing, we are of the opinion that:

(a)	Up to 25,500 shares of Preferred Stock issuable upon exercise of the Warrants in accordance with the Agreement and upon exercise of other warrants to purchase shares of Preferred Stock have been duly authorized and, when issued in accordance with the Articles of Incorporation of the Company, will be validly issued, fully paid and non-assessable.

(b)	The initial 90,000,000 shares of Class A common stock issuable upon conversion of the Preferred Stock in accordance with the Agreement have been duly authorized and, when issued in accordance with the Articles of Incorporation of the Company, will be validly issued, fully paid and non-assessable.

(c)	Provided that (i) the Company’s Board of Directors or an authorized committee thereof has specifically authorized the issuance of such Securities in exchange for a consideration that the Board of Directors or such committee determines as adequate (“Authorizing Resolutions”), (ii) the offer and sale of the Securities and the issuance and delivery thereof are in conformity with the Company’s Articles of Incorporation and bylaws, and do not violate any applicable law, or result in a default under or breach of any agreement or instrument binding on the Company or a violation of any restriction imposed by any court or governmental body having jurisdiction over the Company, and (iii) the Company has received the consideration provided for in the applicable Authorizing Resolutions, when sold and issued by the Company to the Investors in accordance with the terms of the Purchase Agreement, the Securities will be validly issued, fully paid and non-assessable.

The foregoing opinion is qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, receivership, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada. We disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or the opinion set forth herein, nor do we deliver any opinion as to the extent to which any laws other than the laws of the State of Nevada apply or the effect of any such other laws should they apply.

This opinion letter has been prepared for use in connection with the Quarterly Report on Form 10-Q to be filed by the Company on or about May 10, 2019. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Quarterly Report and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Commission promulgated thereunder.

Sincerely,

/s/ Gary R. Henrie

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